RELIANCE BANCSHARES, INC. REPORTS IMPROVED FIRST QUARTER 2012 RESULTS

ST. LOUIS, April 27, 2012 - Reliance Bancshares, Inc. today announced improved financial and operating results for the first quarter ended March 31, 2012.

Key Financial Metrics

•	Net income of $719 thousand for the first quarter of 2012, compared to a net loss of $5.2 million for the first quarter of 2011.

•	Nonperforming loans decreased $23.2 million (22.2%) during the first quarter 2012. Nonperforming loans have decreased $75.7 million (48.3%) since March 31, 2011.

•	Provision for loan losses declined 49.1% to $2.6 million during the first quarter 2012 compared to $5.1 million during the same period last year.

•	Net charge-offs totaled $2.1 million during the first quarter 2012, representing a $3.3 million (60.8%) decrease compared to the same period last year.

“Our results for the first quarter mark a significant milestone towards improving our operating results," said Allan D. Ivie, IV, President and CEO of Reliance Bancshares, Inc.  “We believe the strategies we have employed to return the bank to profitability are working.  As asset quality continues to improve, we can begin to turn our attention to building relationships that grow our profitable community banking franchise for the long term.”

The Company reported net income of $719 thousand for the first quarter, compared to a net loss of $5.2 million for the first quarter of 2011. Provision for loan losses declined by $2.5 million due to improvement related to the rehabilitation and resolution of problem loans. Also, noninterest income increased by $2.4 million. The Company realized a gain of $2.5 million on the sale of investment securities during the first quarter of 2012. These gains helped to bolster the Tier 1 and Total Risk Based capital ratios at Reliance Bank to 6.98% and 10.49%, respectively, and Reliance Bank, FSB to 5.09% and 11.04%, respectively.   The Company continues to pursue a capital plan which will strengthen capital levels and achieve regulators' capital directives.

Non-performing loans declined by $23.2 million during the first quarter 2012 and totaled 12.1% of outstanding loans as of March 31, 2012, compared to 14.5% at December 31, 2011. Management has identified fewer borrowers with deteriorating financial positions, thus supporting the 49.1% decrease in provision expense compared to the first quarter of 2011. Despite the reduction in provision expense, reserves for possible loan losses as a percentage of loans increased to 4.75% on March 31, 2012 compared to 4.35% on December 31, 2011.

	3/31/12	12/31/11
Net charge-offs (first quarter)	$2.1 million	$5.4 million
Nonperforming loans	$81.1 million	$104.3 million
Nonperforming assets*	$110.5 million	$139.4 million
Reserve for possible loan losses	$31.9 million	$31.4 million
* Nonperforming assets are comprised of nonperforming loans, nonperforming investments, and other real estate owned.

Noninterest expense declined by $3.3 million, or 32.3% for the first quarter 2012, compared to the same period of 2011. Each major component of noninterest expense declined, with the largest drop coming from other real estate expense, which declined $1.3 million (50.8%) compared to the same period of 2011. Other real estate balances declined $5.5 million (16.0%) since December 2011.

Net interest income for the first quarter 2012 was $7.0 million, a 24.8% decrease from the prior year's first quarter. The reduction in net interest income resulted from a shrinking balance sheet due to the Company's successful efforts in reducing its commercial real estate loans. Interest expense for the first quarter 2012 declined 41.7%, or $1.9 million compared to the same period in 2011.

Loans decreased 6.8% or $49.3 million compared to year-end December 2011. Total assets as of March 31, 2012 were $1.06 billion, a 1.0% increase compared to December 31, 2011.

Total deposits remained relatively steady at $886.0 million, a decrease of 0.1% compared to December 31, 2011. Non-interest bearing deposits decreased 0.85% and interest bearing deposits declined 0.04%. While managing the overall reduction of the balance sheet, management has placed increased attention on increasing lower-cost core transaction deposits as part of a strategy to lower total deposit costs and increase customer retention.

"We feel the strategies we have employed have placed the Bank on a positive trajectory", said Mr. Ivie.  "However, low interest rates, depressed real estate values and slow loan growth dictate that we must continue to tirelessly execute our strategy in all areas of the Bank.  Our entire team is committed to returning Reliance to profitability, growing the bank and offering our customers all the benefits of a true community bank."

About Reliance Bancshares, Inc.
Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers. The Company's common stock is quoted on the OTCQB (www.pinksheets.com) under the symbol “RLBS”. It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank. It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with two branches in the Southwest Florida area. The Company's total assets as of March, 31, 2012 exceeded $1.0 billion. Reliance Bancshares, Inc. website can be found at www.reliancebancshares.com.

Forward-looking statements
This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “anticipates,” “expects,” "intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated from time to time in our other SEC filings.

Contact:
Reliance Bancshares, Inc.
Thomas T. Cooke
(314) 378-7800

(In thousands)
BALANCE SHEETS	March 31, 2012	December 31, 2011
ASSETS
Cash and due from banks	$11,210	9,731
Short-term investments	98,197	43,799
Debt and equity investments	234,841	222,207

Loans	671,291	720,576
Less reserve for loan losses	(31,865)	(31,370)
Net loans	639,426	689,206

Premises and equipment, net	33,638	34,030
Goodwill and identifiable intangible assets	100	105
Other real estate owned	29,021	34,565
Other assets	11,294	13,183

Total assets	$1,057,727	1,046,826

LIABILITIES & EQUITY
Noninterest bearing deposits	$66,195	66,765
Interest bearing deposits	819,765	820,121
Total deposits	885,960	886,886

Short-term borrowings	16,830	17,243
Long-term FHLB borrowings	67,000	67,000
Other liabilities	19,624	6,055

Total liabilities	989,414	977,184

Stockholders’ equity	68,313	69,642

Total liabilities & equity	$1,057,727	1,046,826

	For the Three	For the Three
(In thousands)	Months Ended	Months Ended
INCOME STATEMENTS	March 31, 2012	March 31, 2011

Total interest income	$9,619	13,797
Total interest expense	2,600	4,462
Net interest income	7,019	9,335

Provision for loan losses	2,598	5,100
Net after provision	4,421	4,235

NONINTEREST INCOME
Service charges on deposits	146	191
Gain (loss) sale of securities	2,523	—
Other real estate owned income	142	216
Other income	354	312
Total noninterest income	3,165	719

NONINTEREST EXPENSE
Salaries and benefits	2,921	3,624
Other real estate expense	1,248	2,538
Occupancy and equipment	907	1,058
FDIC assessment	574	909
Legal and professional fees	252	589
Other	965	1,428
Total noninterest expense	6,867	10,146

Income before taxes	719	(5,192)
Income taxes	—	—

Net income	$719	(5,192)